STOCKHOLDERS AGREEMENT

      THIS STOCKHOLDERS AGREEMENT, dated as of February 7, 1997 (the "Stockholders Agreement"), is entered into by and among Search Capital Group, Inc., a Delaware corporation ("Search"), and the undersigned holders (the "Stockholders") of shares of the common stock, $.001 par value, of MS Financial, Inc. (the "MS Financial Stock"), MS Diversified Corporation, a Mississippi corporation ("MSD"), MS Financial Services, Inc., a Mississippi corporation and a wholly-owned subsidiary of MSD ("MSDSub"), and Golder Thoma Cressy Rauner Fund IV, L.P. ("GTCR IV").

                            RECITALS

       Search, Search Capital Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Search ("Newco"), and MS Financial, Inc., a Delaware corporation ("MS Financial"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement), pursuant to which Newco would be merged (the "Merger") with and into MS Financial and each outstanding share of MS Financial Stock would be converted into the right to receive that number of shares of Search Common Stock, $.01 par value per share ("Search Common Stock"), specified in the Merger Agreement;

        As a condition of its entering into the Merger Agreement, Search has required each Stockholder to agree, and each Stockholder has agreed, to enter into this Stockholders
  Agreement.

        Prior to the date hereof, Search and the Stockholders had no agreement, arrangement or understanding (as defined in Section 203 of the Delaware Statutes) for the purpose of acquiring, holding, voting or disposing of shares of Search
  Common Stock.

                           AGREEMENT

        In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, including the inducement of Search and Newco to consummate the Merger pursuant to the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  1.   Representations and Warranties of the Stockholders.  Each
  Stockholder represents and warrants, severally and not jointly, to Search as follows:

  1.1 Ownership of Securities. Such Stockholder is the record and beneficial owner of the number of shares of MS Financial Stock set forth immediately beneath such Stockholder's name on the signature page(s) to this Stockholders Agreement (the "Existing Securities," and together with any shares of MS Financial Stock or other securities of MS Financial hereafter acquired by the Stockholder prior to the Merger, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, the "Subject Securities"). On the date hereof, such Stockholder does not own any securities of MS Financial other than the Existing Securities. The Stockholder has sole voting power and sole power to issue instructions with respect to the voting of the Existing Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal rights, in each case with respect to all of the Existing Securities and, on the date of the MS Financial Stockholders Meeting, will have sole voting power and sole power to issue instructions with respect to the voting of all of such Stockholder's Subject Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal rights, in each case with respect to all of such Stockholder's Subject Securities.

  1.2  Power; Binding Agreement.  Such Stockholder has full
  legal partnership, or corporate, as the case may be, capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Stockholders Agreement. The execution, delivery and performance of this Stockholders Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party, including, without limitation, any trust agreement, voting agreement,
  stockholders agreement or voting trust.   This Stockholders
  Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  1.3 No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Stockholders Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby, and neither the execution and delivery of this Stockholders Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the provisions hereof, conflicts or will conflict with, or results or will result in, any breach of any applicable partnership or other organizational documents applicable to such Stockholder or (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder's properties or assets may be bound or, to the best of such Stockholders' knowledge, violate any Law applicable to such Stockholder or any of such Stockholder's properties or assets.

  1.4  No Liens.  Except to the extent set forth below in
  Section 6.3, the Existing Securities are, and as of the Effective Time the Subject Securities will be, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any encumbrances arising hereunder.

  1.5 Disclosure of Contracts. Except as disclosed in the Schedules to the Merger Agreement, there are no contracts, agreements and arrangements to which (a) GTCR and MS Financial and/or its Subsidiary are parties and (b) MSD and/or MSD Sub and MS Financial and/or its Subsidiary are parties.

  1.6 Access to Securities Information. Search has made available to each Stockholder a copy of all Search SEC Reports and such other documents and information as have been requested by such Stockholder in connection with the issuance of the Search Common Stock to such Stockholder in the Merger (collectively the "Search Disclosure Documents"). In addition, Search has made available to such Stockholder those officers or representatives of Search as are necessary to respond to any questions such Stockholder may reasonably have regarding Search and the Search Common Stock. Such Stockholder (a) has such knowledge, sophistication, experience, and net worth such that such Stockholder is capable of evaluating the merits and risks of an investment in the Search Common Stock, (b) fully understands the nature, scope, and duration of the limitations on transfer contained in this Stockholders Agreement, and (c) can bear the economic risk of any investment in the Search Common Stock. Such Stockholder has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of Search concerning the business, operations and financial condition of Search and/or the Search SEC Reports. Stockholder has no contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participations in any shares of Search Common Stock to be acquired by Stockholder in the Merger and is not acquiring the Search Common Stock with a view to its distribution. In addition, Stockholder understands and agrees to abide by the nature of the restrictions imposed by Rule 145 promulgated by the SEC under the Securities Act as well as the other restrictions imposed by this Stockholders Agreement.

  2. Agreement to Vote Shares Prior to Merger. At every meeting of the stockholders of MS Financial called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of MS Financial with respect to any of the following, each Stockholder, severally and not jointly, agrees that it shall vote all the Subject Securities that it owns, directly or beneficially, on the record date of any such vote as follows: (a) in favor of the Merger, the adoption, execution and delivery of the Merger Agreement and the approval of the terms thereof and the Transactions; (b) against any action or agreement that would result in a breach in any material respect of any covenant, representation, or warranty or any other obligation or agreement of MS Financial under the Merger Agreement; (c), except as otherwise agreed to in writing in advance by Search, against any of the following actions (other than the Merger and the Transactions), which shall be known as an "Alternate Transaction": (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving MS Financial or its Subsidiary; or (ii) a sale, lease or transfer of a material amount of assets of MS Financial, its Subsidiary or any Securitization Trust, or a reorganization, recapitalization, dissolution or liquidation of MS Financial or its Subsidiary, or any purchase or redemption of MS Financial Stock from the Stockholder or any other Stockholder; and (d) against (i) any change in the majority of the Board of Directors of MS Financial, (ii) any material change in the present capitalization of MS Financial or any amendment of MS Financial's Restated Certificate of Incorporation, or (iii) any other material change in MS Financial's corporate structure or business.

  3. IRREVOCABLE PROXY. EACH STOCKHOLDER HEREBY, SEVERALLY AND NOT JOINTLY, GRANTS TO, AND APPOINTS NEWCO AND THE TREASURER OF NEWCO IN HIS CAPACITY AS AN OFFICER OF NEWCO, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO SUCH OFFICE OF NEWCO AND ANY OTHER DESIGNEE OF NEWCO, AND EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO SUCH STOCKHOLDER'S SUBJECT SECURITIES IN ACCORDANCE WITH
  SECTION 2 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE FOR THE TERM OF THIS STOCKHOLDERS AGREEMENT, AND EACH STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY IT WITH RESPECT TO THE SUBJECT SECURITIES.

  4. Representations and Warranties of Search.

  4.1 Power; Binding Agreement. Search has full corporate power and authority to enter into and perform all of Search's obligations under this Stockholders Agreement. This Stockholders Agreement has been duly and validly executed and delivered by Search and constitutes a valid and binding agreement of Search, enforceable against Search in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  4.2 No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Stockholders Agreement by Search and the consummation by Search of the transactions contemplated hereby, and neither the execution and delivery of this Stockholders Agreement by Search nor the consummation by Search of the transactions contemplated hereby, nor compliance by Search with any of the provisions hereof, conflicts or will conflict with, or results or will result in, any breach of any organizational documents applicable to Search or (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Search is a party or by which Search's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Search or any of Search's properties or assets.

  5. Covenants of Each Stockholders Prior to Merger. Each
  Stockholder, severally and not jointly, hereby agrees and covenants that prior to the Effective Time:

  5.1 No Solicitation. Such Stockholder shall not, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Search or any Search Affiliate) with respect to MS Financial or any Securitization Trust that constitutes or could reasonably be expected to lead to an Alternative Transaction. If any Stockholder receives any such inquiry or proposal, then it shall promptly inform Search of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Such Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that constitutes or could reasonably be expected to lead to an Alternative Transaction.

  5.2  Restriction on Transfer, Proxies and Noninterference.
  Such Stockholder shall not, except as contemplated by this Stockholders Agreement: (i) directly or indirectly offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Subject Securities; (ii) grant any proxies or powers of attorney with respect to any of such Stockholder's Subject Securities; (iii) deposit any of such Stockholder's Subject Securities into a voting trust or enter into a voting agreement with respect to any of such Stockholder's Subject Securities; or (iv) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Stockholders Agreement.

  5.3 Waiver of Appraisal Rights. Such Stockholder shall not assert and hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may hold or possess.

  5.4 Release of All Claims Against MS Financial. Such Stockholder shall not pursue or make any claim such Stockholder has or may possess against MS Financial or any of the directors, officers or other employees of MS Financial and agrees to sign a release at or prior to the Closing, in substantially the form attached hereto as Exhibit 5.4, releasing all claims such Stockholder has or may possess against MS Financial and MS Financial's directors, officers and other employees for all acts, actions, events or occurrences arising or occurring at any time to and including the Effective Time and (b) terminating all contracts described in Section 1.5 above, except for (i) those agreements specifically described in Section 15.1 below, (ii) the Merger Agreement, (iii) the Related Documents and (iv) those contracts that Search requests not be terminated.

  5.5 Performance by MS Financial. Each Stockholder shall cause MS Financial to comply with the provisions of Section 5.4 of the Merger Agreement.

  6. Additional Covenants of Stockholders. Each Stockholder, severally and not jointly, hereby agrees and covenants as follows:

  6.1  Non-Solicitation of Employees/Customers.

       (a)  Scope.  From the date hereof until the
       expiration of the period of two (2) years following the Effective Time (the "Restrictive Period"), it will not, directly or indirectly, (i) solicit or attempt to induce any employee of Search or MS Financial to leave the employment of either such employer, or (ii) solicit or otherwise encourage any customer, client, borrower, lender, supplier, vendor, or dealer of MS Financial, Search or any Subsidiary of Search or MS Financial to cease or discontinue doing business with either MS Financial or Search or any Subsidiary of Search or MS Financial.

       (b) Reasonableness of Restraints. Each Stockholder agrees that the covenants contained in this Section 6.1 are independent and severable covenants from the other covenants contained in this Stockholders Agreement. Each Stockholder agrees that the period of time and other limitations set forth in the aforesaid covenants are reasonable and acceptable to such Stockholder. Each Stockholder agrees that the covenants in this Section 6.1 are necessary to protect the legitimate business interests of Search and the Surviving Corporation. If a Stockholder violates, or threatens to violate, this Section 6.1, such Stockholder will cause irreparable injury to Search and the Surviving Corporation that may not be capable of being remedied by monetary damages. Therefore, with respect to each and every breach or violation by such Stockholder of any of the covenants in this Section 6.1, Search, in addition to all other remedies, shall be entitled to enjoin the continuance thereof and may, with notice to such Stockholder, apply to any court of competent jurisdiction for entry of an immediate restraining order or injunction. Notwithstanding the foregoing, Search shall be entitled to recover all damages which Search and/or the Surviving Corporation suffer due to any violation of this
       Section 6.1 which shall include all profits related to such Stockholder's violation of any term or condition of this Section 6.1. Search and/or the Surviving Corporation may pursue either or both of the remedies (injunction and damages) described above concurrently or consecutively in any order, as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue the other of such remedies. It is agreed that if a specific covenant in this Section 6.1 is not enforceable in a specific state, that same covenant may be enforced in all other states in which it is enforceable. Any judgment prohibiting enforcement of a covenant herein in a specific state shall not prohibit enforcement of that covenant in any other state. It is expressly recognized and agreed that in the event any covenant of this Section 6.1 be held invalid or unenforceable by a court of competent jurisdiction, that the same shall not affect any other covenant of this Section 6.1, and that the remaining covenants in this Section 6.1 shall remain in full force and effect. If the invalidity or unenforceability of any covenant in this Section 6.1 is due to the unreasonableness of the restrictions imposed by any of said covenants or is due to any other reasons, said covenants shall nevertheless be effective for such period of time, for such geographical area and for such restrictions, and subject to such other terms and conditions as may be determined to be reasonable by a court of competent jurisdiction. The parties hereto expressly authorize and direct the court to make any revisions to the restrictions that are necessary in order to make them enforceable (such judicial revisions shall apply only to the state affected by the judgment unless Search consents to applying the judicial revisions to all states).

  6.2  Tax Representations.  Each Stockholder covenants
  that, at or immediately prior to the Effective Time, it will execute and deliver to Search and MS Financial a letter in substantially the form of Exhibit 6.2 hereto. Each Stockholder acknowledges that the representations made in such letter will be relied upon by counsel in opining that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, for purposes of maintaining shareholder continuity of interest in the ownership of the Surviving Corporation as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and except as set forth below, no Stockholder shall be permitted to transfer pursuant to Section 7 below more than fifty percent (50%) of the Search Common Stock such Stockholder receives as a result of the Merger for a period of twenty-four
  (24) months.    Notwithstanding the prohibitions contained in
  the immediately preceding sentence: (a) if, under the Internal Revenue Code of 1986, as amended, or the regulations promulgated thereunder ("Treasury Regulations"), the shareholder continuity of interest criteria for a tax-free reorganization can be satisfied notwithstanding a greater or lesser change of ownership, or a change of ownership during a shorter or longer holding period, than is required by the immediately preceding sentence, the minimum percentage of ownership and/or holding period required to satisfy said continuity of interest criteria shall become the minimum percentage of ownership and/or holding period which must be satisfied by each Stockholder in their respective holdings of Search Common Stock, and (b) a Transfer may occur not in accordance with the prohibitions of the immediately preceding sentence if (i) Search receives an opinion of tax counsel satisfactory to Search that a Transfer may occur without jeopardizing the shareholder continuity of interest criteria for a tax-free reorganization, (ii) said opinion is rendered to and for the benefit of Search, and (iii) said tax opinion is rendered at no cost to Search.

 6.3 Pledged Stock. MSD has pledged 1,250,000 shares of the Existing Securities (the "Pledged Existing Securities") to Trustmark National Bank ("Lienholder"), and Lienholder has agreed to release the Pledged Existing Securities from its lien and accept Search Common Stock as substitute collateral following the Effective Time provided that Lienholder receives as promptly as possible after the Effective Time certificates representing the shares of Search Common Stock MSD are entitled to receive pursuant to the Merger in respect of the Pledged Existing Securities. At all times that such Search Common Stock is pledged to Lienholder, MSD shall retain the right to vote said Search Common Stock in accordance with and subject to the terms of this Stockholders Agreement. MSD shall take all actions necessary to satisfy the terms of this Section 6.3 at or prior to Closing.

  7. Search Common Stock Transfer; Sale.

     7.1  Transfer Restrictions.

     (a) No Stockholder shall Transfer any part of such Stockholder's Search Common Stock except as set forth in
          Section 6.3 and this Section 7. All Transfers shall be subject to such limitations as are applicable under
          Section 6.2 above. Each Stockholder covenants and agrees that such Stockholder shall not Transfer or permit the Transfer of any part or all of such Stockholder's Search Common Stock for a period of one-hundred eighty (180) days from and after the Effective Time, except as may be required pursuant to Section 12 below (the "Lock-Up Period"). Each Stockholder further covenants, acknowledges and agrees that as an Affiliate of MS Financial and/or Search, such Stockholder will not Transfer, or make any offer or agreement to Transfer with respect to, any shares of Search Common Stock that the Stockholder acquires in connection with the Merger, except
         (i) in a transaction permitted pursuant to Rule 145 promulgated by the SEC under the Securities Act or (ii) pursuant to a valid registration statement under the Securities Act.
         (b)  The Transfer during the term of this
          Stockholders Agreement of some portion or all of a Stockholder's Search Common Stock to its stockholders or partners shall be permitted, provided, that (i) any such Transfer shall be made only in accordance with the terms of this Stockholders Agreement and federal and state securities Law after the end of the Lock-Up Period, (ii) the recipient(s) of such Search Common Stock pursuant to a Transfer described in this Section 7.1(b) agree not to Transfer the shares of Search Common Stock distributed to them until the expiration of two years from the Effective Time without Search's prior written consent, provided, that if at the time of Transfer such Stockholder owns less than 5% of the issued and outstanding shares of Search Common Stock, this clause (ii) shall not apply, (iii) certificates representing shares of Search Common Stock Transferred shall bear a legend setting forth the restriction referred to in subsection (b)(ii) and such other restrictions as are applicable under federal and state securities Law, (iv) any such Transfer shall not affect the Merger as constituting a tax-free reorganization under Section 368(a) of the Code, and (v) such Stockholder shall pay for all of the costs and expenses associated with any such Transfer described in this Section 7.1(b). If required in order to comply with applicable federal and state securities Law, Search will register the shares of Search Common Stock with the SEC which such Stockholder proposes to distribute to its stockholders or partners at such Stockholder's expense.

  7.2  Rule 145.  From and after the end of the Lock-Up
  Period and for so long as is necessary in order to permit each Stockholder to sell the Search Common Stock held by such Stockholder pursuant to Rule 145 promulgated by the SEC under the Securities Act, Search will use its reasonable efforts to file on a timely basis all reports required to be filed by it pursuant to the Exchange Act, and the rules and regulations thereunder, as the same shall be in effect at the time, referred to in paragraph (c) of Rule 144 under the Securities Act, in order to permit such Stockholder to sell, transfer or otherwise dispose of the Search Common Stock held by it pursuant to the terms and conditions of Rule 145.

  7.3 Legends. Each Stockholder also understands and agrees that stop transfer instructions will be given to Search's transfer agent with respect to certificates evidencing the Search Common Stock such Stockholder may acquire pursuant to the Merger and that there will be placed on the certificate evidencing the Search Common Stock such Stockholder may acquire pursuant to the Merger legends stating in substance:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE
   ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED
   UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
   APPLIES.  THE SHARES REPRESENTED BY THIS CERTIFICATE
   MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED,
   TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN
   ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES
   ACT OF 1933 AND THE OTHER CONDITIONS SPECIFIED IN
   THAT CERTAIN STOCKHOLDERS AGREEMENT DATED FEBRUARY 7,
   1997 AMONG SEARCH CAPITAL GROUP, INC., AND THE
   STOCKHOLDERS, A COPY OF WHICH STOCKHOLDER AGREEMENT
   WILL BE MAILED TO THE HOLDER HEREOF WITHOUT CHARGE
   WITHIN FIVE DAYS AFTER RECEIPT OF WRITTEN REQUEST
   THEREFOR."

  Search agrees to notify the transfer agent of the removal of such stop transfer instructions and legend upon (i) the transfer of the Search Common Stock represented by such certificate pursuant to a Registration Statement under the Securities Act or in accordance with the applicable provisions of Rule 145 under the Securities Act (including, without limitation, paragraph (d) thereof), (ii) the expiration of the restrictive period set forth in Rule 145(d), or (iii) the delivery by Stockholder to Search of a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Search, to the effect that the shares subject thereto may be offered and sold without registration under the Securities Act.

  7.4 Escrow Legend. The Stockholders acknowledge and agree that even after removal of the legend described in
  Section 7.3 on the certificates representing the Search Common Stock, the legend required by the Escrow Agreement shall remain on any certificates representing shares of Search Common Stock which are held by the Escrow Agent. Search agrees to remove promptly the escrow legend by delivery of substitute certificates without such legend upon the proper release of the aforesaid Search Common Stock from escrow.

  7.5 Stockholder Registration Rights. Pursuant to the terms of this Section 7.5, the Stockholders are being granted certain demand and "piggyback" registration rights in connection with the Search Common Stock they receive pursuant to the Merger. Section 7.5(a) provides for certain demand registration rights, Section 7.5(b) provides for certain piggyback registration rights, and Section 7.5(d) provides Search with certain rights upon receiving a demand for a registration, namely (1) proceeding with such registration, (2) postponing such registration, and (3) purchasing the shares of Search Common Stock requested to be included in such registration.

  (a) Demand Registrations. Subject to Section 7.5(d) below, at any time after the end of the Lock-Up Period and so long as such Stockholder either (y) is subject to Rule 145(d)(1) in respect of the Search Common Stock acquired by such Stockholder pursuant to the Merger, or (z) holds at least 5% of the issued and outstanding shares of Search Common Stock, the Stockholders, as holders of the Registrable Securities may request one, but not more than one, registration under the Securities Act of all or part of their Registrable Securities on Form S-1 or any similar long-form registration ("Long-Form Registrations"), or, if Search is eligible for same, on Forms S-2 or S-3 or any similar short-form registration ("Short-Form Registrations"), for which Search will pay all registration expenses, provided that the expected aggregate net cash proceeds to all sellers of Registrable Securities in any underwritten offering is not less than $5 million. The Stockholders (either jointly or severally)collectively will be entitled to request only one (1) registration under this Section 7.5(a). A registration will not count as the one permitted registration until it has become effective; provided, that if, within 60 days after it has become effective, the offering of Registrable Securities pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, such registration will be deemed not to have been effected. The registration under this Section 7.5(a) shall be, at the option of the Stockholders after consultation with Search, either (w) a shelf registration which Search agrees to keep effective for a period of not less than ninety (90) days, or (x) an underwritten registration. Search shall have the right to select the investment banker(s) and manager(s) to administer any underwritten offering, subject to the consent of the Stockholder whose shares are being registered thereunder, which consent shall not be unreasonably withheld. The registration requested pursuant to this Section 7.5(a) is referred to herein as a "Demand Registration." The Demand Registration will be a Short-Form Registration whenever Search is permitted to use any applicable short form.

        (i) Priority on Demand Registrations. Within fifteen (15) days after Search has provided the requesting Stockholder with the "Section 7.5(d) Notice" (as defined in section 7.5(d) below) indicating its intention to proceed with a registration as provided under subparagraphs (i) or
        (ii) of Section 7.5(d), Search will give written notice of such request to the Stockholders and will include in such Demand Registration all Registrable Securities with respect to which Search has received written requests for inclusion therein within fifteen
             (15) days after the receipt of Search's notice. If the managing underwriter of the Demand Registration advises Search in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can estimated public offering price for the Registrable Securities, Search will include in such registration
             (1) the Registrable Securities of the Stockholder(s) which initiated the Demand Registration, (2) Registrable Securities of the other Stockholders requested to be included in such registration, if any, and (3) other securities requested to be included in such registration pro rata among the respective holders thereof on the basis of their securities requested to be included therein.

             (ii) Restrictions on Registrations. Search will not be obligated to effect any Demand Registration within six months after the effective date of a registration in which the holders or Registrable Securities were given piggyback rights pursuant to
             Section 7.5(b) below and in which there was no reduction in the number of Registrable Securities requested to be included.

             (iii)     Registrable Securities. As to any
             particular Registrable Securities, the securities held by a Stockholder will cease to be Registrable
             Securities at such time as said Stockholder is either no longer subject to Rule 145(d)(1) or owns less than 5% of the issued and outstanding shares of Search
             Common Stock.  For purposes of this Stockholders
             Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (by conversion or otherwise, but disregarding any legal restrictions upon the exercise of such right), whether or not such acquisition has actually been effected. Notwithstanding the foregoing, in the event of any Transfer of Registrable Securities which is permitted under this Agreement, then such shares shall continue to be "Registrable Securities" for purposes of this Agreement, provided, that if any Transfer is made by a Stockholder to its stockholders or partners pursuant to Section 7.1(b) above, and a Demand Registration request is made pursuant to this
             Section 7.5, it shall be the obligation of such Transferring Stockholder to obtain from its stockholders or partners (as the case may be) at its expense all information required by Search (acting in a commercially reasonable manner) necessary to prepare such registration statement and the Stockholders indemnification obligations under
             Section 7.5(c)(vi)(2) shall include such information as if the information related to the Stockholder obtaining it from its stockholders or partners
             (b)  "Piggyback" Registration Rights.
                  (i)  Beginning with the end of the Lock-Up
                       Period and continuing until such time as said Stockholder is either no longer subject to Rule 145(d)(1) or owns less than 5% of the issued and outstanding shares of Search Common Stock, at any time that Search intends to file a registration statement under the Securities Act for purposes of a public offering, (including, but not limited to, registration statements relating to secondary offerings of securities of Search, but excluding registration statements relating to employee benefit plans and corporate reorganizations), Search shall notify that Stockholder in writing of its intent to file such registration statement at least twenty (20) days prior to the filing thereof and will afford each Stockholder an opportunity to include in such registration statement all or part of such Stockholder's Registrable Securities. Each Stockholder desiring to include in any such registration statement all or any part of its Registrable Securities shall, within ten (10) days after receipt of the above-mentioned notice from Search, so notify Search in writing. Such Stockholder's notice shall state the intended method of disposition of the Registrable Securities by such Stockholder. If a Stockholder decides not to include all of its Registrable Securities in a registration statement thereafter filed by Search, such Stockholder shall nevertheless continue to have the right to include any of its Registrable Securities in any subsequent registration statement or registration statements as may be filed by Search with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                  (ii) All Stockholders proposing to distribute
                       their Registrable Securities pursuant to the registration statement shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision hereof, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to Search; and second, to the Stockholders and other stockholders having registration rights on a pro rata basis based on the total number of shares of Registrable Securities held by the Stockholders and such other stockholders. No such reduction shall reduce the securities being offered by Search for its own account to be included in the registration and underwriting.

     (c)  General Provisions Relating to Registration.

                  (i)  Fees.  Search shall bear all fees and
                       expenses incurred in connection with the registrations under this Section 7.5, including without limitation all registration, filing, qualification, printers' and accounting fees, fees and disbursements of counsel to Search, except as set forth in Section 7.1(b). The Stockholders shall bear all underwriting discounts and commissions.

                  (ii) Copies. Search shall also furnish to the
                       Stockholders such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons may reasonably request in order to facilitate the sale or other disposition of the Search Common Stock covered by such registration statement.

                 (iii) Blue Sky.  Search shall use commercially
                       reasonable efforts to register or qualify the Search Common Stock covered by such registration statement under Blue Sky Laws in those states chosen by Search, and in the states of Mississippi, Texas, Illinois and New York to the extent legally required; if a Stockholder desires for Search to register or qualify the Search Common Stock in another Blue Sky jurisdiction, such Stockholder shall pay for the fees and expenses incurred in connection therewith.

                  (iv) Inspection.  Search shall make available
                       for inspection by the Stockholders, and any attorney, accountant, or other agent retained by each Stockholder, all financial and other records, pertinent corporate documents, and properties of Search, and cause Search's officers, directors, and employees to supply all information reasonably requested by each such Stockholder or any such attorney, accountant, or agent in connection with such registration statement.

                   (v) Stockholder Information.  In connection with
                       any registration pursuant to this Section 7.5, each Stockholder will furnish to Search in writing such information with respect to itself and the proposed distribution by it of Search Common Stock as shall be reasonably requested by Search in order to assure compliance with federal and applicable state securities laws. Search shall immediately notify the Stockholders at any time of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

                  (vi) Reciprocal Indemnification.

                       (1)  By Search.  If any of a Stockholder's
                            Registrable Securities is registered under the Securities Act pursuant to this Agreement, Search will indemnify and hold harmless such Stockholder against any losses, claims, damages, or liabilities, to which such Stockholder may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration under which any of such Stockholder's Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Search of any rule or regulation promulgated under the Securities Act applicable to Search and relating to action or inaction by Search in connection with any such registration, and will reimburse such Stockholder for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Search will not be liable in any such case if and to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information with respect to such Stockholder furnished to Search by such Stockholder for use in the preparation thereof.

                       (2)  By Stockholders.  If any of a
                            Stockholder's Registrable Securities is
                            registered under the Securities Act pursuant to this Agreement, such Stockholder (and its underwriter, if any) shall indemnify and hold harmless Search against any losses, claims, damages, or liabilities, to which Search may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration under which any of such Stockholder's Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, made in reliance upon and in conformity with written information with respect to such Stockholder furnished to Search by such Stockholder for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing, or any violation by such Stockholder of any rule or regulation promulgated under the Securities Act applicable to such Stockholder and relating to action or inaction by such Stockholder in connection with any such registration. Such Stockholder will reimburse Search for any legal or other expenses reasonably incurred by Search in connection with investigating or defending any such loss, claim, damage, liability or action.

                       (3)  Procedure.  Promptly after receipt by
                            an indemnified party of notice of the
                            commencement of any action for which
                            indemnification may be obtained hereunder, the indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party hereunder, notify the indemnifying party in writing thereof; but the omission to so notify the indemnifying party shall not relieve the indemnifying party from any liability which the indemnifying party may have to the indemnified party other than under this Section 7.5(c) and, in any event, only to the extent the indemnifying party has been materially prejudiced by the indemnified party's failure to provide the indemnifying party with such notice. In case any such action shall be brought against the indemnified party, the indemnifying party shall be entitled to participate in and, to the extent the indemnifying party shall agree that it is liable to the indemnified party for indemnification hereunder, to assume and undertake the defense thereof with counsel of the indemnifying party's own choosing, and, after notice from the indemnifying party to the indemnified party of the indemnifying party's election so to assume and undertake the defense thereof and of its agreement that it is liable for indemnification hereunder, the indemnifying party shall not be liable to the indemnified party under this Section 7.5(c) for any legal expenses subsequently incurred by indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so elected; provided, however, that if the defendants in any such action include both the indemnifying party and the indemnified party, and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to the indemnified party which are different from or additional to those available to the indemnifying party or if the interests of indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select separate counsel, satisfactory to the indemnifying party in its commercially reasonable discretion, and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

             (d)  Search's Rights in the Event of a Demand
                  Registration. In the event the Stockholder(s) delivers a request for a Demand Registration pursuant to Section 7.5(a), Search shall have a fifteen (15)- day period to notify the requesting Stockholder(s) in writing (a "Section 7.5(d) Notice") of Search's intent to proceed under either subparagraph (i), (ii), or (iii) of this
                  Section 7.5(d), as follows:

                       (i) Prompt Registration. Search shall proceed with the filing of the registration statement pursuant to such Demand Registration, and shall file such registration statement with the SEC within thirty (30) days from the date the Section 7.5(d) Notice was delivered to the Stockholder, and shall use all reasonable efforts to have the SEC declare the registration statement effective as soon as practicable thereafter.

                     (ii) Delayed Registration.  If Search reasonably
                       concludes that the filing of a registration statement
                            would require disclosure of material information which Search has a bona fide business purpose for preserving confidential, Search's Section 7.5(d) Notice may so inform the requesting Stockholder, in which case Search may delay the registration but, in any event, shall file such registration statement with the SEC within sixty (60) days from the date the
                            Section 7.5(d) Notice was delivered to the Stockholder, and shall use all reasonable efforts to have the SEC declare the registration statement effective as soon as practicable thereafter.

                  (iii)     Purchase of Search Common Stock.  If a
                          Demand Registration request is received, in lieu of proceeding with the registration as provided in Sections 7.5(d)(i) or 7.5(d)(ii) above, Search shall thereupon have the right to purchase, or cause a third party designated by Search to purchase, all, but not less than all, of the Stockholder's Search Common Stock identified in the such Demand Registration request. If Search or the designated third party exercises Search's right to purchase, Search shall notify the Stockholder of the same within fifteen (15) days of receipt of such Demand Registration request. If Search or the designated third party does not timely exercise Search's right to purchase, such right shall lapse and be null and void with respect to the number of shares of Registrable Securities described in such Demand Registration request. The purchase price for the Registrable Securities identified in such Demand Registration request shall be in cash and in an amount agreed to by the parties and such purchase shall be consummated within thirty (30) days from the date the Section 7.5(d) Notice is delivered to the Stockholder. If, however, the parties are unable to agree on the purchase price within fifteen (15) days from the date the Section 7.5(d) Notice is delivered, then Search must proceed under clause (i) or (ii) above.

  8. Standstill Provisions.

  8.1 Standstill Covenants of Stockholders. For the period of time set forth below in Section 13.2, and subject to Section 9 below, the Stockholders severally covenant that the Stockholders shall not, and the Stockholders shall cause each Stockholder Affiliate (and each such Affiliate's own affiliates and associates) not to:

   (a)  No Acquisition of Additional Search Securities:
        acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, alone or in concert with any other Person, by purchase, exchange, gift or otherwise, any Search Securities or direct or indirect rights, warrants or options to acquire (through purchase, exchange, conversion or otherwise) any Search Securities, or any securities issued in connection with any merger, consolidation, sale of assets, combination or otherwise to which Search or any Search Affiliate is a party, other than the Search Common Stock which such Stockholder acquires pursuant to the Merger or which Search issues to such Affiliate as part of an employment or other arrangement with Search or Newco.

   (b) No Proxy Solicitation: (i) make, or in any way participate in, directly or indirectly, alone or in concert with others, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act, as in effect at the Effective Time) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to Search or any Search Affiliate; or (ii) seek to advise or influence any Person with respect to the voting of any Search Securities, or
  (iii) initiate, propose or otherwise solicit Search
        Securities holders for the approval of one or more stockholders' or other securities holders' proposals or induce or attempt to induce any other Person to initiate any stockholder or other securities holder proposal.

   (c) No Formation of a Group; No Influence: take any action, alone or in concert with any other Person, to (i) form, join or in any way participate in a Group with respect to any Search Securities; (ii) acquire or affect the control of Search or any Search Affiliate; (iii) control or influence the management, Board of Directors, policies or affairs of Search or any Search Affiliate; or
        (iv) participate in or encourage any Persons to take any action which is prohibited to be taken by the Stockholders or any Stockholder Affiliate pursuant to this Stockholders Agreement.

   (d)  No Election of Directors: other than for James
        Stuart Jr., or any replacement MSD designee to Search's Board of Directors approved by Search's management (acting in a commercially reasonable manner) if Mr. Stuart is unable or unwilling to serve on Search's Board of Directors, vote their shares for the election of any director to Search's Board of Directors not approved by the management of Search.

   (e) No Statements: publicly propose any transaction with respect to Search or any Search Affiliate, including but not limited to a tender offer for voting securities of Search, or a merger or other business combination, sale or transfer of assets, liquidation or other corporate transaction by Search or any Search Affiliate, or any demand, request or proposal to amend, waive or terminate any provision of this Stockholders Agreement.

   (f)  No Shopping: alone, or in concert with any other
        Person, solicit, encourage, entertain or discuss with any Person, any proposal with respect to Search or any Search Affiliate, including but not limited to, a business combination or other transaction with, or a change of control of, Search or any Search Affiliate; provided, however, that the terms of this Section 8.1(f) shall not apply to any efforts by a Stockholder to Transfer all or any part of its Search Common Stock, subject to the terms of Section 6.2 of this Stockholders Agreement.

   (g) No Tender Offers: make, solicit, encourage, discuss or participate in, alone or in concert with any other Person, a tender offer for or exchange for any Search Securities.

   (h) No Asset Acquisition Offers: acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with any other Person, by purchase, exchange or otherwise (i) all or a substantial portion of the assets, tangible and/or intangible, of Search and/or any Search Affiliate, or (ii) direct or indirect rights, warrants or options to acquire any assets of Search and/or any Search Affiliate.

   (i)  No Financing:  arrange, or in any way
        participate in or encourage, directly or indirectly, alone or in concert with any other Person, any financing for the purchase, exchange, acquisition or transfer of any assets of Search or any Search Affiliate or any of the Search Securities.

   (j) No Call of Meeting: alone or in concert with any other Person (i) call, or seek to call, any meeting of Search's shareholders, noteholders, securities holders and/or other creditors, or (ii) in connection with such meeting make any request to examine, copy or make extracts from any of Search's books, records, or list of shareholders.

   (k) No Announcement: announce an intention to do, or enter into any agreement, arrangement or understanding with any other Person to do, any of the actions restricted or prohibited under this Section 8, including but not limited to announcing a change in their intent, purpose, plans or proposals with respect to either Search, any Search Affiliate or any of the Search Securities.

   (l) No Creditor Actions; Bankruptcy: alone, or in concert with any other Person, (i) communicate with any of Search's creditors regarding Search or any Search
        Affiliate; (ii) file, or initiate the filing of any bankruptcy petition against Search or any Search
        Affiliate; or (iii) take any other action which has a material negative effect on Search's financial condition.

    8.2 Permitted Communications. Notwithstanding any of the foregoing, each of the Stockholders may (i) file any documents required by the SEC and (ii) respond to any legal subpoena requiring the production of documents relating to, or governed by the terms of, this Stockholders Agreement, provided that such Stockholder shall provide Search with notice of the subpoena, including the information requested thereunder, immediately following its receipt of such subpoena.

  9. Search Board Designee. Nothing contained in this Stockholders Agreement shall be construed as preventing James Stuart, Jr. (or any replacement for Mr. Stuart if Mr. Stuart is unable or unwilling to serve on Search's Board of Directors) from serving on Search's Board of Directors and taking any necessary action as a Director of Search which he is required to take to fulfill his fiduciary duty as a Director of Search.

  10. Indemnification by Stockholders.

  10.1 Indemnification.  Each Stockholder, for such
  Stockholder and its successors and assigns (individually, an "Indemnifying Party" and collectively, the "Indemnifying Parties"), covenants and agrees to indemnify, defend, protect and hold harmless Search, Newco and the Surviving Corporation and their respective officers, directors, employees, successors and assigns (individually, a "Search Indemnified Party" and collectively "Search Indemnified Parties") from, against and in respect of:

  (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Claims") suffered, sustained, incurred or paid by the Search Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                (i)  any Securities Claim, as that term is
                     defined in the document listed as the last item on
                     Schedule 3.19 to the Merger Agreement, whether or not such Claim is covered by that document; or

               (ii)  item 7 on Schedule 3.7 of the Merger
                     Agreement (the "Texas Litigation"), or claims alleged or substantiated by other individuals which are based upon the same events or occurrences as have been alleged in the Texas Litigation, to the extent that all Claims incurred in connection therewith exceed $400,000; or

      (b) any and all Claims incident to any of the foregoing or to the enforcement of this Section 10.

      (c)  The Stockholders' obligations as Indemnifying
           Parties under this Stockholders Agreement shall be joint and several. Subject to Section 10.3(a)(ii) below, the Stockholders' respective obligations as Indemnifying Parties under this Section 10 shall be limited to the amount of Search Common Stock deposited into the General Escrow Fund on behalf of the Stockholders pursuant to
           Section 12.1 below.

      (d)  Notwithstanding anything to the contrary in this
           Section 10, if (i) any Claim governed by this Section 10 which arises or accrues prior to Closing is reflected in the Most Recent Financial Statements (as defined in
           Section 1.2(g) of the Merger Agreement, and (ii) a purchase price adjustment occurs pursuant to Section 1.2(g) of the Merger Agreement, then all such Claims, to the extent reflected in the Most Recent Financial Statements, shall not be subject to indemnification by the Indemnifying Parties pursuant to this Section 10.

  10.2   Notice of Claims

      (a)  Any Search Indemnified Party seeking
           indemnification hereunder shall give to the Indemnifying Party a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any Claim and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Claim; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third person as to further, that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

      (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a Search Indemnified Party shall be entitled under this Section 10 shall be determined, to the extent feasible: (i) by the written agreement between the Search Indemnified Party and the Indemnifying Party; (ii) by a binding nonappealable award in an arbitration proceeding; (iii) by a final judgment or decree of any court of competent jurisdiction; or (iv) by any other means to which the Search Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. Notwithstanding the foregoing, unless the Indemnifying Parties dispute the coverage of the Claim by this Section 10, the Search Indemnified Party shall be entitled to receive from the Escrow Fund its costs and expenses incurred regarding investigating and defending any such Claim regardless of whether the parties have agreed to the exact amount of indemnification coverage as set forth above in this
           Section 10.2(b).

  10.3 Third Person Claims.

     (a)  (i)  Subject to Section 10.3(b), the Search
               Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third person claim, action or suit (a "Third Person Claim") against such Search Indemnified Party as to which indemnification will be sought hereunder, and in any such case the Indemnifying Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Search Indemnified Party in connection therewith; provided, that the Indemnifying Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Search Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Search Indemnified Party shall not, without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim, except that no such consent shall be required if, following a written request from the Search Indemnified Party, the Indemnifying Party shall fail, within fifteen (15) days after the making of such request, to acknowledge and agree in writing that, if such Third Person Claim shall be adversely determined, such Indemnifying Party has an obligation to provide indemnification hereunder to such Search Indemnified Party.

          (ii) Provided the Indemnifying Party has acknowledged its indemnification obligation pursuant to Section 10.3(a)(i) above, in respect of a Third Party Claim and if the Search Indemnified Party obtains a preliminary settlement from a third party regarding such Third Person Claim, the Search Indemnified Party shall submit such preliminary settlement, including the proposed settlement amount, to the Indemnifying Party for approval. If such preliminary settlement is rejected by the Indemnifying Party, and subsequently such Third Party Claim is settled by the Indemnifying Party, the amount by which the settlement reached by the Indemnifying Party is equal to the proposed settlement amount shall be paid to the Search Indemnified party from Escrow, and any excess amount of the settlement reached by the Indemnifying shall be paid to the Search Indemnified Party in an equivalent amount of Search Common Stock by the Indemnifying Party within one business day after the date of the settlement. Any such excess payment shall not be subject to the maximum limit in the Escrow Fund.

     (iii)     Notwithstanding the foregoing, the
               Search Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without the Indemnifying Party's consent, provided that in such event the Search Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

          (b) If any Third Person Claim is solely for money damages within the escrow amount or will have no continuing effect in any material respects on the business of the Surviving Corporation, then the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim if the Indemnifying Party has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnifying Party has an obligation to provide indemnification to the Search Indemnified Parties in connection therewith; provided, that the Search Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim, provided, that in such event the Search Indemnified Party shall waive any right to indemnity therefor hereunder unless the Search Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no Claim therefor hereunder shall be waived.

  11.  RESERVED.

  12.  Escrows Of Search Common Stock.

  12.1 General Escrow. Subject to Section 12.2, upon the Closing, that number of shares of Search Common Stock to be delivered pursuant to Section 1.3 of the Merger Agreement to or for the account of the Stockholders having a value, based on the Valuation Period Market Value, equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Escrow Fund") shall be delivered to the Escrow Agent to be held by the Escrow Agent pursuant to the Escrow Agreement, a copy of which is attached as Schedule 12.1. The parties hereto, and the Escrow Agent, shall execute the Escrow Agreement at Closing. The portion of the Escrow Fund to be delivered to the Escrow Agent for the account of each Stockholder shall be equal to the ratio that the Merger Consideration received by that Stockholder bears to the aggregate Merger Consideration receivable by all of the Stockholders. The Escrow Agent shall hold all of the Escrow Fund pursuant to the Escrow Agreement and shall distribute the same pursuant to the terms of the Escrow Agreement, joint instructions signed by Search and the Stockholders, or pursuant to court order. The Escrow Agreement shall provide that subject to the existence of an indemnification claim or Pending Claim, the Escrow Agent shall, commencing 12 months from the Effective Time and continuing every six (6) months thereafter, transfer to the Stockholders from the Escrow Fund pro rata an amount equal to twenty-five percent (25%) of the original number of shares of Search Common Stock constituting the Escrow Fund (as adjusted for stock splits, etc.) not reserved for such indemnification claim or Pending Claim. To the extent there is an indemnification claim, the Escrow Agent shall transfer to Search shares of Search Common Stock to the extent necessary to satisfy the indemnification claims in accordance with Section 10 and the Escrow Agreement. If there are any Pending Claims existing at the time the Escrow Agent would otherwise make an interim or the final distribution according to the provisions of this Section 12.1, the parties hereto shall attempt to negotiate the value of such Pending Claims. If a value has been agreed upon by the parties hereto, the Escrow Agent shall retain 1.5 times the agreed upon value for disposition upon the determination of liabilities in regard to the Pending Claims. If the parties are not able to agree to a value of the Pending Claims, then the Escrow Agent shall retain all of the securities remaining in the Escrow Fund until final resolution of the Pending Claims. Upon the final resolution of any Pending Claims, the Escrow Agent shall distribute any shares of Search Common Stock, including dividends, remaining in Escrow.

  12.2 Adjustment of Escrow Fund Size. Notwithstanding anything to the contrary in Section 12.1, if Search, acting in a commercially reasonable manner, believes it is necessary to increase the size of the Escrow Fund prior to Closing, based on the likelihood or magnitude of Claims, it shall notify the Stockholders of the same and the amount of the proposed increase, in any event at least ten days prior to Closing. The maximum amount of the increase to the Escrow Fund which can be proposed by Search pursuant to this Section 12.2 shall be One Million Dollars ($1,000,000.00). If the Stockholders agree with the proposed increase, additional Search Common Stock shall be contributed to the Escrow Fund at Closing pro rata by or on behalf of the Stockholders. If, however, the Stockholders dispute in whole or part the amount of the proposed increase in the Escrow Fund, they shall notify Search of such dispute, in which event Search and the Stockholders shall attempt to reasonably resolve their differences prior to Closing. If the Stockholders and Search are unable to reconcile their differences, the parties shall follow the procedures set forth below in Section 16.7.

  12.3 Stockholders Receive Benefit of Value Increase. If the value of the Search Common Stock held in the Escrow Fund (but not in the Tax Holdback Fund set forth in Section 12.4) increases above the value of the Escrow Fund as of Closing (not including any additional contribution of Search Common Stock to the Escrow Fund which may occur pursuant to Section 12.2 above), the Stockholders shall be entitled to receive the benefit of any such increase in the value of the Escrow Fund in excess of the original Escrow Fund value. For example, if 500,000 shares of Search Common Stock valued at $5.00 per share is contributed to the Escrow Fund at Closing, and at the time of the final distribution by the Escrow Agent the parties agree that Pending Claims exist totalling $2.5 Million, and the value of the Search Common Stock has increased to $10.00 per share, 250,000 shares of Search Common Stock shall be retained in Escrow to satisfy the Pending Claims, and the remaining 250,000 shares shall be distributed to the Stockholders pro rata. (The foregoing example ignores the interim distributions to the Stockholders pursuant to 12.1.) Conversely, if the value of the Escrow Fund decreases below the original Escrow Fund value, the Stockholders shall not be obligated to contribute any additional shares of Search Common Stock to the Escrow Fund to restore the Escrow Fund to its original value.

  12.4 Tax Holdback Escrow. MS Financial has represented to Search that MS Financial is entitled to receive a total of $6.3 million of income tax refunds from the Internal Revenue Service and various state taxing authorities, in regard to which MS Financial has already reflected on the Current Balance Sheet an income tax receivable of at least $4,000,000. As assurance that such income tax refunds will be collected by MS Financial or the Surviving Corporation, upon the Closing, that number of shares of Search Common Stock to be delivered pursuant to
  Section 1.3 of the Merger Agreement to or for the account of the Stockholders having a value, based on the Valuation Period Market Value, equal to Two Million Three Hundred Thousand Dollars ($2,300,000) (the "Tax Holdback Fund") shall be delivered to the Escrow Agent to be held by the Escrow Agent pursuant to Escrow Agreement. The portion of the Tax Holdback Fund to be delivered to the Escrow Agent for the account of each Stockholder shall be equal to the ratio that the Merger Consideration received by that Stockholder bears to the aggregate Merger Consideration receivable by all of the Stockholders. The Escrow Agent shall hold all of the Tax Holdback Fund pursuant to the relevant provisions of the Escrow Agreement and shall distribute the same pursuant to the terms of the Escrow Agreement, joint instructions signed by Search and the Stockholders, or pursuant to court order. On a quarterly basis, shares of Search Common Stock held in the Tax Holdback Fund shall be released from escrow in an amount that is determined by multiplying (i) the number of shares of Search Common Stock originally transfered into the Tax Holdback Fund at the Closing by (ii) the fraction determined by dividing (A) the total dollar amount of income tax refunds received by MS Financial or the Surviving Corporation in excess of $4,000,000 by (B) $2,300,000 and (b) subtracting from the product the total number of shares of Search Common Stock, if any, previously released from the Tax Holdback Escrow Fund pursuant to this sentence. It is agreed by the parties that upon receipt by the Surviving Corporation of the full income tax refund, the Escrow Agent shall make the final distribution from the Tax Holdback Fund; provided, however, that, if any portion of the income tax refund has not been received by MS Financial or the Surviving Corporation by the first annual anniversary of the Closing, all of the remaining Search Common Stock held in the Tax Holdback Fund shall revert to Search; provided, further, that, to the extent that any portion of the income tax refund is received by the Surviving Corporation subsequent to such reversion, Search shall transfer to the Stockholders either, at Search's option, cash in the amount of any portion of the income tax refund so received or that number of shares of Search Common Stock that would have been released from escrow pursuant to this Section 12.4 had such portion of the income tax refund been received prior to first annual anniversary of the Closing.

  13. Term; Termination.

  13.1      General Rule.  Except as set forth below in
  Section 13.2, this Stockholders Agreement and the obligations of each Stockholder hereunder shall terminate on the first to occur of (i) the termination of the Merger Agreement in accordance with the terms of such Merger Agreement (including, without limitation, the termination of the Merger Agreement pursuant to Section 7.1(h) thereof); or (ii) if the Merger Agreement is not terminated and the Merger is consummated, then on the third (3rd) anniversary of the Effective Time. If this Stockholders Agreement is terminated, each party shall bear its own expenses with respect to this Stockholders Agreement.

  13.2      Exceptions.  Notwithstanding Section 13.1 above,
  (a) Section 8 shall terminate on the earlier of (i) two years after the Effective Time, and (ii) when the amount of Search Common Stock which that Stockholder owns is less than five percent (5%) of all of the issued and outstanding Search Common Stock; and (b) Sections 10 and 12 shall terminate upon full distribution of the Escrow Fund pursuant to the terms of Section 12.1 and the Escrow Agreement.

  14. Defined Terms. Terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement.
  Notwithstanding the foregoing, for purposes of this Stockholders Agreement, the following terms shall have the following definitions:

            "Group"  has the same meaning as the term "group" set
             forth in Section 13(d)(3) of the Exchange Act.

            "Pending Claim"  shall mean any Claim governed by Section
             10 which has not been resolved as of any interim or final distribution date under Section 12.1.

            "Registrable Securities" means (i) any Search Common Stock held by the Stockholders and (ii any securities issued or issuable with respect to the Search Common Stock referred to in clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (iii) any other shares of Search Common Stock held by persons holding securities described in clauses (i) or (ii) above.

            "Search Affiliate"  means each "affiliate" or "associate"
             of Search (as such terms are defined in Rule 12b-2 under the Exchange Act as of the Effective Time), whether or not such Person is such an Affiliate as of the Effective Time, and each officer, director, employee, shareholder, consultant, agent, representative, successor and assign, of either Search or any Search Affiliate; excluding, however, each of the Stockholders and any Stockholder Affiliate.

            "Search Securities" means all common stock (including but
             not limited to the Search Common Stock issued to the Stockholders pursuant to the Merger), preferred stock, options, warrants, notes, and debentures (whether senior or subordinated, secured or unsecured, convertible or nonconvertible), and any other securities, which have been issued prior to the Effective Time and/or which are issued during the term of this Stockholders Agreement, by Search or any member of the Search Group.

            "Stockholder Affiliate" means each "affiliate" or "associate" of a Stockholder (as such terms are defined in
             Rule 12b-2 under the Exchange Act as of the Effective
             Time), whether or not such Person is such an Affiliate as of the Effective Time, and each officer, director, employee, shareholder, consultant, agent, representative, successor and assign, of either a Stockholder or any Stockholder Affiliate; excluding, however, Search and any Search Affiliate.

            "Transfer" means to pledge, sell, hypothecate, give,
             exchange, assign, convey or otherwise transfer.

  15.  MSD Agreements.

      15.1 Trademark; Sublease; MIS. MSD hereby covenants and agrees that: (a) a modified, royalty free license agreement reasonably acceptable to Search related to use of the "MS" logo and trademark will be entered into at or prior to Closing between itself as Licensor and MS Financial as Licensee effective as of the Effective Time; (b) the Office Building Sublease Agreement dated as of January 1, 1994 by and between MSD as sublandlord and MS Financial as subtenant shall not be modified or amended prior to the Effective Time and shall terminate at the end of its current term on October 31, 1997; and (c) the Data Processing Hardware System Service Agreement dated January 1, 1994 between MSD and MS Financial, as amended, will be further amended to provide that it will terminate ninety (90) days after the Effective Time at no cost to Search other than obligations existing in said agreement on the date this Stockholders Agreement is signed.

     15.2 MSDSub Obligations. MSD covenants and agrees to take all action necessary to cause MSDSub to perform all of its agreements, covenants and obligations under this Stockholders Agreement. MSD shall be liable for any breach of any representation, warranty, covenant or agreement of MSDSub and for any breach of this covenant.

  16. Miscellaneous.

    16.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:

  If to MSD or
    MSDSub:                MS Diversified Corporation
                           715 N. Pear Orchard Road, Suite 400
                           Ridgeland, MS 39157
                           Telecopier No.:  601-978-6756
                           Telephone No.:  601-978-6709
                           Attention:  James B. Stuart, Jr.
                           President and CEO


  If to GTCR IV:           Golder, Thoma, Cressy, Rauner, Inc.
                           6100 Sears Tower
                           Chicago, IL 60606-6402
                           Telecopier No.:  312-382-2201
                           Telephone No.:  312-382-2200
                           Attention:  Phil Canfield


  If to Search
   or Newco:               Search Capital Group, Inc.
                           700 N. Pearl Street, Suite 400, L.B. 401
                           Dallas, TX 75201-2809
                           Telecopier No.:  214-965-6098
                           Telephone No.:  214-965-6000
                           Attention:  George C. Evans,
                            Chairman, President & CEO and
                            Ellis Regenbogen, Executive Vice
                            President and General Counsel

  With a copy
   to:                     Riezman & Blitz, P.C.
                           120 S. Central, 10th Floor
                           St. Louis, MO 63105
                           Telecopier No.: 314-727-6458
                           Telephone No.: 314-727-0101
                           Attention:  Richard M. Riezman, Esq.

  or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance herewith.

   16.2 Assignment; Benefits. The rights and obligations of Search hereunder may be assigned, in whole or in part, to Newco or any other direct wholly-owned subsidiary of Search, to the extent and for so long as it remains a direct wholly-owned subsidiary of Search. Other than as permitted in the preceding sentence, this Stockholders Agreement may not be assigned by any party hereto without the prior written consent of the other parties. This Stockholders Agreement shall be binding upon, and shall inure to the benefit of, Search and its successors and permitted assigns.

   16.3 Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Stockholders Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Stockholders Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    16.4 Amendment. This Stockholders Agreement may not be amended or modified, except by an instrument in writing signed by or on behalf of each of the parties hereto. This Stockholders Agreement may not be waived by either party hereto, except by an instrument in writing signed by or on behalf of the party granting such waiver.

    16.5 Governing Law. This Stockholders Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

    16.6 Counterparts. This Stockholders Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

    16.7 Dispute Resolution. Unless otherwise provided herein, in the event that any dispute shall arise in connection with this Agreement, the parties hereto shall agree on the use of a form of alternate dispute resolution for the resolution of such dispute. If the parties are unable to agree on the form of alternate dispute resolution, then such dispute shall be finally settled by arbitration by three (3) arbitrators in Dallas, Texas, pursuant to the Commercial Arbitration Rules then pertaining of the American Arbitration Association, it being the intent of the parties that such arbitration shall be concluded as promptly as reasonably practicable. If such an arbitration occurs, the arbitrators shall be required to award reasonable attorneys' fees and expenses to the prevailing party, which shall be paid by the non-prevailing party in cash or its ready equivalent. Judgment upon the award may be entered in any court having jurisdiction. If any dispute arises regarding Articles 10 and/or 12 hereof, and Search is the prevailing party, the required award of attorneys' fees and expenses shall not be governed or limited by the maximum limit of the Escrow Fund, nor shall the amount of such attorneys fees and expenses be credited against the Escrow Fund in any manner.

                           * * * * *

     IN WITNESS WHEREOF, this Stockholders Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.

                                     SEARCH CAPITAL GROUP, INC.
                                     ("Search")

                                     By:/s/ George C. Evans
                                     Title: President/CEO

                                     MS FINANCIAL SERVICES, INC.
                                     ("MSDSub")

                                     By:  /s/ James Stuart
                                     Title: President

                                     Shares of MS Financial Stock Owned:
                                     3,070,000

                                     MS DIVERSIFIED CORPORATION
                                     ("MSD")

                                     By:  /s/ James Stuart
                                     Title: President

                                     Shares of MS Financial Stock Owned:
                                     1,250,000

                                     GOLDER, THOMA, CRESSY, RAUNER FUND IV,
                                      L.P.
                                     ("GTCR IV")

                                     By: GTCR IV, L.P., its General Partner

                                     By:  Golder, Thoma, Cressy, Rauner,
                                          Inc., its General Partner

                                     By:  /s/ David A. Donnini
                                              Authorized Officer:


                                     Shares of MS Financial Stock Owned:
                                     3,720,000

             EXHIBIT 5.4 TO STOCKHOLDERS AGREEMENT

             [FORM OF STOCKHOLDER-MS FINANCIAL RELEASE]


                   EXHIBIT 6.2 TO STOCKHOLDERS AGREEMENT

                                     February ___, 1997

  Search Capital Group, Inc.
  700 N. Pearl Street, Suite 400
  Dallas, TX 75201-2809

  Ladies and Gentlemen:

     We are providing this letter to you pursuant to Section
  6.2 of the Stockholders Agreement dated as of February 7, 1997 between us and Search (the "Stockholders Agreement").
  Capitalized terms used herein and not defined have the meanings assigned to them in the Stockholders Agreement.

     We hereby represent that, as of the Effective Time, we (i) have no present plan to engage in any sale, exchange, transfer, pledge, disposition or short sale of Search Common Stock received in the Merger (or any other transaction which would result in a reduction in the risk of ownership of Search Common Stock received in the Merger), and (ii) acknowledge the restrictions placed on our ability to transfer the Search Common Stock imposed by Section 6.2 of the Stockholders Agreement

    Immediately prior to the Effective Time, we own, of record and beneficially, no shares of Search Common Stock.

    Haynes & Boone, LLP, tax counsel to MS Financial, may rely on these representations in rendering its opinion to Search and MS Financial to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Search may rely on these representations in making any representation to each such counsel for the purpose of such counsel rendering its opinion.


                                        Very truly yours,


                                        MSDIVERSIFIED, INC.


                                        By:__________________
                                        Title:

                                   MS FINANCIAL SERVICES, INC.
                                        ("MSDSub")


                                        By:__________________________
                                        Title:_______________________

                                        GOLDER, THOMA, CRESSY, RAUNER FUND IV,
                                        L.P.

                                        By: GTCR IV, L.P., its General Partner

                                        By:  Golder, Thoma, Cressy, Rauner,
                                             Inc., its General Partner


                                        By:
                                        Authorized Officer